EXHIBIT 99.1
News Release

For Immediate Release	Contact: Steven E. Wilson
January 21, 2004	Chief Financial Officer
(304) 424-8704

United Bankshares, Inc. Announces Earnings
for the Fourth Quarter and Year of 2003

     PARKERSBURG, WV— United Bankshares, Inc. (NASDAQ: UBSI), announced today earnings for the fourth quarter and year of 2003. Fourth quarter earnings were $10.5 million or 24¢ per diluted share while earnings for the year 2003 were $78.8 million or $1.85 per diluted share. These results included significant charges to prepay certain long-term debt. Without these prepayment penalties, United would have achieved record income before income taxes. United earned $22.6 million or 53¢ per share and $88.9 million or $2.06 per share for the fourth quarter and year of 2002, respectively. Several analysts are projecting record earnings for United in 2004.

     During the quarter, United prepaid certain Federal Home Loan Bank (FHLB) long-term advances in light of the low interest rate environment and significant liquidity arising from its mortgage banking subsidiary’s reduced originations. Prepayment penalties of approximately $16.7 million are included in noninterest expense for the fourth quarter and year of 2003 as a result of prepaying approximately $156.5 million of FHLB advances with a weighted average interest rate of 6.18%. The prepayment of these borrowings should improve United’s net interest margin and enhance future earnings.

     United’s return on average assets was 1.36% and return on average shareholders’ equity was 13.86% for the year of 2003, as compared to 1.59% and 16.73%, respectively, for the year 2002. For the fourth quarter of 2003, the annualized return on average assets was 0.68% and the annualized return on average shareholders’ equity was 6.71% compared with annualized returns of 1.55% and 16.39%, respectively, for the fourth quarter of 2002.

     Due to historically low interest rates, which favorably impacted mortgage refinancing and home purchasing, United’s mortgage banking operations originated $4.3 billion of mortgage loans for sale in the secondary market during 2003 compared to $3.1 billion in originations for 2002. This origination activity for 2003 represented an increase of $1.2 billion or 38% over last year’s numbers. Mortgage loans sold in the secondary market during 2003 were $4.7 billion, which represented an increase of $1.8 billion or 62% from the year of 2002. As a result of this increased production, income from mortgage banking operations for 2003 increased $15.8 million or 44% from the year of 2002. As noted last quarter, due to increases in long-term interest rates, mortgage banking revenues appear to have peaked. Income from mortgage banking operations decreased $1.5 million or 13% for the fourth quarter of 2003 as compared to the fourth quarter of 2002. On a linked-quarter basis, mortgage banking income for the fourth quarter of 2003 decreased $6.0 million or 38% from the third quarter of 2003 as loans originated and sold declined $560 million and $686 million, respectively. Although mortgage origination and sale activity will likely decline in 2004, United expects to see a related decline in mortgage banking expenses.

United Bankshares, Inc. Announces...
January 21, 2004
Page Two

     Noninterest income for the year of 2003 increased $29.8 million or 41% from the year 2002 due mainly to the previously mentioned mortgage banking production. For the fourth quarter of 2003, noninterest income increased $1.7 million or 8% from the fourth quarter of 2002 due mainly to income from bank-owned life insurance policies. Other areas of noninterest income, including deposit, trust and brokerage services, showed solid growth for 2003. Fees from deposit services for the fourth quarter of 2003 increased $740 thousand or 11% from the fourth quarter of 2002. For the year of 2003, deposit services fees increased $2.4 million or 9% from the year of 2002. Fees from trust and brokerage services for the fourth quarter and year of 2003 increased $61 thousand or 3% and $495 thousand or 6% from the fourth quarter and year of 2002, respectively. Other noninterest income increased $1.5 million and $2.3 million for the fourth quarter and year of 2003, respectively, compared to the fourth quarter and year of 2002 due mainly to the previously mentioned income from bank-owned life insurance policies. United purchased approximately $80 million of bank-owned life insurance during 2003.

     United realized a net loss of $89 thousand in the fourth quarter and a net gain of $1.8 million for the year of 2003 from security transactions as compared to net losses of $1.3 million and $6.3 million in the fourth quarter and year of 2002, respectively. The loss on security transactions in 2002 included recognized impairment charges of $1.6 million and $7.0 million for the fourth quarter and year of 2002, respectively, due to other-than-temporary declines in the fair value of retained interests in securitized assets. The decline in the value of these available for sale securities in 2002 was the result of an increase in the level of prepayment and default activity during the time periods, which negatively affected the valuation of those securities to varying degrees during the respective periods. United incurred only minimal impairment charges during 2003.

     Tax-equivalent net interest income for the fourth quarter of 2003 and 2002 was $53.1 and $53.8 million, respectively, which was relatively flat from the fourth quarter of 2002 and an increase of $3.0 million from the third quarter of 2003. The linked-quarter margin increase was primarily attributable to a $302.2 million or 6% increase in average earning assets resulting mainly from the Sequoia Bancshares acquisition that was consummated on October 10, 2003. Tax-equivalent net interest income for the year of 2003 was $203.4 million, a decrease of $14.5 million from the year of 2002. Like most financial institutions, United’s net interest margin continues to feel the pressure of a prolonged period of low interest rates and economic slowdown. However, with the prepayment of higher cost FHLB advances and the likely rise in interest rates as the economy begins to recover, United is well positioned for net interest margin growth in future quarters. The net interest margin for the fourth quarter of 2003 was 3.76%, which represented a one basis point increase from the third quarter of 2003’s net interest margin of 3.75%. United’s tax-equivalent net interest margin for the year of 2003 was 3.77% compared to 4.15% for the year of 2002.

     United’s credit quality continues to be sound, comparing favorably to peer group averages. Nonperforming loans were $18.6 million or 0.45% of loans, net of unearned income at December 31, 2003 compared to $18.5 million or 0.51% and $15.4 million or 0.43% of loans, net of unearned income at September 30, 2003 and December 31, 2002, respectively. Net charge-offs were $1.9 million for the fourth quarter of 2003, a decline from $2.2 million for the fourth quarter of 2002. Net charge-offs were $8.3 million for the year of 2003, up slightly from net charge-offs of $8.0 million for the year of 2002. For the quarters ended December 31,

United Bankshares, Inc. Announces...
January 21, 2004
Page Three

2003 and 2002, the provision for loan losses was $1.5 million and $2.2 million, respectively, while the provision for the year was $7.5 million for 2003 as compared to $7.9 million for 2002. As of December 31, 2003, the allowance for loan losses was $50.4 million or 1.23% of loans, net of unearned income, compared to 1.33% reported at December 31, 2002. The decline in the percentage was due mainly to the Sequoia acquisition.

     Noninterest expense increased $18.7 million or 49% and $32.5 million or 23% during the three and twelve-month periods ended December 31, 2003, respectively, as compared to the same periods last year. On a linked-quarter basis, noninterest expense increased $16.1 million or 39% from the third quarter of 2003. The increases in noninterest expense from the comparable reporting periods last year and from the linked-quarter this year were primarily due to the previously mentioned debt prepayment penalties of $16.7 million. Compared to last year, salaries and employee benefits for the year of 2003 increased $13.3 million or 17% as a result of record originations in the mortgage banking segment where compensation and incentives for personnel are tied to activity levels.

     The addition of Sequoia marks the 26th acquisition in United’s history. Sequoia added assets of approximately $516 million, loans of $362 million, deposits of $384 million and shareholders’ equity of $22 million. The Sequoia acquisition significantly enhances United’s presence in the economically attractive and rapidly growing Northern Virginia/Washington, D.C./suburban Maryland market.

     During the fourth quarter, United’s Board of Directors declared a cash dividend of 25¢ per share. Dividends per share of $1.00 for the year 2003 represented a 5% increase over the 95¢ per share paid for 2002. The year 2003 was the 30th consecutive year of dividend increases to United shareholders.

     United Bankshares, with $6.4 billion in assets, presently has 91 full-service offices in West Virginia, Virginia, Maryland, Ohio, and Washington, D.C. United Bankshares stock is traded on the NASDAQ (National Association of Securities Dealers Quotation System) National Market System under the quotation symbol “UBSI”.

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES
FINANCIAL SUMMARY

(In Thousands Except for Per Share Data)

	Three Months Ended		Year Ended

	December 31	December 31	December 31	December 31
	2003	2002	2003	2002

EARNINGS SUMMARY:
Interest income, taxable equivalent	$76,580	$85,759	$307,565	$350,453
Interest expense	23,530	31,968	104,151	132,557
Net interest income, taxable equivalent	53,050	53,791	203,414	217,896
Taxable equivalent adjustment	2,538	2,670	10,057	10,975
Net interest income	50,512	51,121	193,357	206,921
Provision for loan losses	1,502	2,212	7,475	7,937
Income from mortgage banking operations	9,833	11,341	51,906	36,142
(Loss) gain on security transactions	(89)	(1,305)	1,830	(6,266)
Other noninterest income	13,536	11,507	49,580	43,603
Noninterest expenses	57,296	38,574	176,678	144,130
Income before income taxes	14,994	31,878	112,502	128,333
Income taxes	4,497	9,325	33,755	39,400
Net income	10,497	22,553	78,765	88,933
Cash dividends paid	10,929	10,526	42,029	40,388
PER COMMON SHARE:
Net income:
Basic	0.24	0.53	1.87	2.09
Diluted	0.24	0.53	1.85	2.06
Cash dividends paid	0.25	0.25	1.00	0.95
Book value			14.08	12.88
Closing market price			31.19	29.06
Common shares outstanding:
Actual, net of treasury shares			43,689,334	42,031,968
Average basic	43,428,041	42,155,892	42,076,180	42,537,980
Average diluted	44,177,850	42,669,955	42,620,568	43,113,347
FINANCIAL RATIOS:
Return on average assets	0.68%	1.55%	1.36%	1.59%
Return on average shareholders’ equity	6.71%	16.39%	13.86%	16.73%
Average equity to average assets	10.06%	9.47%	9.78%	9.51%
Net interest margin	3.76%	3.96%	3.77%	4.15%

	December 31	December 31
	2003	2002

PERIOD END BALANCES:
Assets	$6,378,999	$5,792,019
Earning assets	5,825,527	5,454,471
Loans, net of unearned income	4,096,019	3,573,161
Loans held for sale	181,186	582,718
Investment securities	1,510,610	1,285,490
Total deposits	4,182,372	3,900,848
Shareholders’ equity	615,191	541,539